Designated Filer:	Brookfield Retail Holdings LLC
Issuer & Ticker Symbol:	General Growth Properties, Inc. (GGP)
Date of Event Requiring Statement:	November 9, 2010

Exhibit 99.3 - Joint Filers’ Signatures

Trilon Bancorp Inc.

By: /s/ Aleks Novakovic	Date: November 12, 2010
Name: Aleks Novakovic
Title: Vice-President

Brookfield Asset Management Private Institutional Capital Adviser (Canada) LP

By: Brookfield Private Funds Holdings Inc., its general partner

By: /s/ Karen Ayre	Date: November 12, 2010
Name: Karen Ayre
Title: Vice President

Brookfield Private Funds Holdings Inc.

By: /s/ Karen Ayre	Date: November 12, 2010
Name: Karen Ayre
Title: Vice President

By: /s/ Moshe Mandelbaum
Name: Moshe Mandelbaum
Title: Vice President